Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: William W. Krippaehne Jr. of Fisher Communications, Inc. 206-404-6783

FISHER COMMUNICATIONS ANNOUNCES RETIREMENT OF

DAVID HILLARD FROM CHIEF FINANCIAL OFFICER POST,

APPOINTMENT OF ROBERT BATEMAN

SEATTLE—(BUSINESS WIRE) - April 16, 2004 - Fisher Communications (Nasdaq: FSCI) announced today that David D. Hillard has retired from the position of Chief Financial Officer, effective April 16, 2004. Fisher Communications has appointed Robert C. Bateman, 41, to succeed Mr. Hillard as Chief Financial Officer.

Mr. Hillard joined the Company in 1979 and has served as Senior Vice President and Chief Financial Officer since 1996. During his twenty-five year tenure, Fisher expanded from two television stations and one radio station to 10 television and 27 radio stations, and changed from a diversified holding company to a company focused on communications and media. Phelps K. Fisher, Chairman of the Board of Directors, said, “Dave Hillard has played an integral role in the expansion and transformation of our Company. His commitment and character have been an important part of Fisher’s management team. We greatly appreciate Dave’s contributions to the Company for so many years.” Mr. Hillard will remain with the Company as Senior Vice President and Assistant Secretary until fully retiring in early July 2004.

Mr. Bateman, who has served as Vice President Finance of Fisher Communications since September 2003, will succeed Mr. Hillard as Chief Financial Officer. Prior to joining Fisher Communications, Mr. Bateman was employed by Applied Microsystems Corporation from 1999 to 2003, where he served in the roles of Vice President and Chief Financial Officer, Treasurer and Corporate Secretary. Prior to that time, he was employed by NeoPath, Inc. from 1996 to 1999, where he served in the roles of Vice President and Chief Financial Officer, Treasurer, Corporate Secretary and Corporate Controller. Mr. Bateman worked for nine years at the accounting firm of Ernst & Young. William W. Krippaehne, Jr., the Company Chief Executive Officer, said “Rob Bateman brings a combination of skill and experience to the role of Chief Financial Officer. I am delighted to have Rob’s capabilities on our management team.” Mr. Bateman is a certified public accountant and a member of the American Institute of Certified Public Accountants (AICPA).

###

Fisher Communications, Inc. is a Seattle-based communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 10 network-affiliated television stations are located in Washington, Oregon, and Idaho, and its 27 radio stations broadcast in Washington and Montana. Other operations currently include Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza.